As filed with the Securities and Exchange Commission on May 30, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GRI BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-4369909
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2223 Avenida De La Playa, #208
La Jolla, California 92037
(619) 400-1170
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marc Hertz, Ph.D.
President and CEO
GRI Bio, Inc.
2223 Avenida De La Playa, #208
La Jolla, California 92037
Tel: (619) 400-1170
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to the agent for service, to:
Adam Lenain, Esq.
Melanie Ruthrauff Levy, Esq.
Jason Miller, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, California 92130
Tel: (858) 314-1500
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 30, 2023
PROSPECTUS
GRI BIO, INC.
1,142,289 Shares of Common Stock

This prospectus covers the offer and resale by the selling stockholder identified in this prospectus of up to 1,142,289 shares of our common stock, $0.0001 par value per share (the “Common Stock”), issuable upon the exercise of Series A-2 Warrants to purchase shares of Common Stock (the “Warrants”). We are registering these shares issuable upon exercise of the Warrants on behalf of the selling stockholder, to be offered and sold by them from time to time.
We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale by the selling stockholder of such shares. We are paying the cost of registering the shares of Common Stock covered by this prospectus as well as various related expenses. The selling stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.
Sales of the shares by the selling stockholder may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The selling stockholder may sell shares directly or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchasers of the shares, or both. The selling stockholder may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling stockholder may sell their shares of Common Stock hereunder following the effective date of the registration statement of which this prospectus forms a part. We provide more information about how the selling stockholder may sell or otherwise dispose of their shares of Common Stock in the section titled “Plan of Distribution” on page 8.
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GRI.” On May 26, 2023, the last reported sale price of our Common Stock was $5.85 per share.

Investing in our securities involves a high degree of risk. You should carefully consider the risks incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2023

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”), using a “shelf” registration process. Under this registration statement, the selling stockholder may sell from time to time in one or more offerings the Common Stock described in this prospectus.
We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our Common Stock. Our business, financial condition and results of operations may have changed since those dates.
Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “GRI,” the “Company” and similar designations refer to GRI Bio, Inc., formerly known as Vallon Pharmaceuticals, Inc. This prospectus contains references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:
•our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;
•our ability to comply with the applicable continued listing requirements of Nasdaq;
•our limited operating history and the difficulties encountered by a small developing company;
•expected restructuring-related cash outlays, including the timing and amount of those outlays;
•the timing of initiation of planned clinical trials;
•the timing of any planned Investigational New Drug Application (“IND”) or new drug application;
•plans to research, develop, and commercialize current and future product candidates;
•the ability to enter into new collaborations, and to fulfill obligations under any such collaboration agreements;
•the clinical utility, potential benefits, and market acceptance of product candidates;
•commercialization, marketing, and manufacturing capabilities and strategy;
•the ability to identify additional products or product candidates with significant commercial potential;
•developments and projections relating to the Company’s competitors and their industries;
•the impact of government laws and regulations;
•the Company’s ability to protect its intellectual property position;
•estimates regarding future revenue, expenses, capital requirements, and need for additional financing following the proposed transactions; and
•statements of belief and any statement of assumptions underlying any of the foregoing.
We discuss many of these risks in the “Risk Factors” section incorporated by reference from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the Commission that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the information incorporated by reference from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, before making an investment decision.
Company Overview
GRI is a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative therapies that target serious diseases associated with dysregulated immune responses leading to inflammatory, fibrotic, and autoimmune disorders. Our goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases.
GRI’s lead product candidate, GRI-0621, is an oral inhibitor of type 1 Natural Killer T (“iNKT”) cells. GRI-0621 is also an oral formulation of tazarotene, a synthetic retinoid acid receptor-beta and gamma selective agonist, that is approved in the United States for topical treatment of psoriasis and acne. As of December 31, 2022, it has been evaluated in over 1,700 patients as an oral product for up to 52-weeks. GRI is developing GRI-0621 for the treatment of severe fibrotic lung diseases such as idiopathic pulmonary fibrosis (“IPF”), a life-threatening progressive fibrotic disease of the lung that affects approximately 140,000 people in the United States, with up to 40,000 new cases per year in the United States and some estimate that IPF affects 3 million globally. While there are currently two approved therapies for the treatment of lung fibrosis, neither has been associated with improvements in overall survival, and both therapies have been associated with significant side effects leading to poor therapeutic adherence. In preliminary data from GRI’s trials to date with GRI-0621, and earlier trials with oral tazarotene, GRI has observed GRI-0621 to be well-tolerated and to inhibit iNKT cell activity in subjects. GRI and others have shown that activated iNKT are upregulated in IPF, primary sclerosing cholangitis, non-alcoholic steatohepatitis, alcoholic liver disease, Systemic Lupus Erythematosus Disease (“SLE”), multiple sclerosis (“MS”), ulcerative colitis patients as well as other indications. In these patients activated iNKT cells are correlated with more severe disease. GRI is initiating a Phase 2a trial in 36 IPF patients in the second half of 2023 and expects topline results from this trial to be available in the second half of 2024.
GRI’s product candidate portfolio also includes GRI-0803 and a proprietary library of 500+ compounds. GRI-0803, the lead molecule selected from the library, is a novel oral agonist of type 2 Natural Killer T (“type 2 NKT”) cells. GRI is developing GRI-0803 for the treatment of autoimmune disorders, with much of our preclinical work in SLE or lupus and MS. In lupus, the immune system mistakenly attacks its own healthy tissues, especially joints and skin, but can affect almost every organ and tissue of the body. The condition can be fatal, and often causes debilitating bouts of fatigue and pain that prevent nearly half of adult patients from working. Lupus affects between 160,000 – 200,000 patients in the United States, with around 80,000 – 100,000 patients in the United States suffering from kidney nephritis, one of the most serious manifestations of SLE, typically within five years of diagnosis. There is no cure for lupus, but medical interventions and lifestyle changes can help control it. SLE treatment consists primarily of immunosuppressive drugs that inhibit the activity of the immune system. Only two drugs have been approved for lupus in the past 50 years, and new treatment options are sorely needed. Subject to IND clearance, GRI intends to evaluate GRI-0803 in a Phase 1a and 1b trial initially targeting SLE. GRI expects to file an IND with respect to this Phase 1a and 1b trial in the first half of 2024. GRI will continue to evaluate indications to select the best fit for further development of the program, but GRI’s initial focus is on lupus.
Merger Transaction
On April 21, 2023, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2022, as amended on February 17, 2023 (the “Merger Agreement”), by and among the Company, GRI Bio Operations, Inc., formerly known as GRI Bio, Inc. (“Private GRI”), and Vallon Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub was merged with and into Private GRI (the “Merger”), with

Private GRI surviving the Merger as a wholly owned subsidiary of the Company. In connection with the Merger, and immediately prior to the effective time of the Merger (the “Effective Time”), the Company effected a reverse stock split of the Common Stock at a ratio of 1-for-30 (the “Reverse Split”). Unless otherwise noted, all references to share and per share amounts in this prospectus reflect the Reverse Split. Also, in connection with the closing of the Merger (the “Closing”), the Company changed its name from “Vallon Pharmaceuticals, Inc.” to “GRI Bio, Inc.”
At the Effective Time:
(a)Each share of Private GRI’s common stock (“Private GRI Common Stock”) outstanding immediately prior to the Effective Time, including any shares of Private GRI Common Stock issued pursuant to the Equity Financing (as defined below) automatically converted solely into the right to receive a number of shares of the Common Stock equal to 0.0374 (the “Exchange Ratio”).
(b)Each option to purchase shares of Private GRI Common Stock (each, a “Private GRI Option”) outstanding and unexercised immediately prior to the Effective Time under the GRI Bio, Inc. 2015 Equity Incentive Plan (the “Private GRI Plan”), whether or not vested, converted into and became an option to purchase shares of Common Stock, and the Company assumed the Private GRI Plan and each such Private GRI Option in accordance with the terms of the Private GRI Plan (the “Assumed Options”). The number of shares of Common Stock subject to each Assumed Option was determined by multiplying (i) the number of shares of Private GRI Common Stock that were subject to such Private GRI Option, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Common Stock. The per share exercise price for the Common Stock issuable upon exercise of each Assumed Option was determined by dividing (A) the per share exercise price of such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting per share exercise price up to the nearest whole cent. Any restriction on the exercise of any Assumed Option continued in full force and effect and the term, exercisability, vesting schedule, and any other provisions of such Assumed Option otherwise remained unchanged.
(c)Each warrant to purchase shares of Private GRI Common Stock (the “Private GRI Warrants”) outstanding immediately prior to the Effective Time was assumed by the Company and converted into a warrant to purchase Common Stock (the “Assumed Warrants”) and thereafter (i) each Assumed Warrant became exercisable solely for shares of Common Stock; (ii) the number of shares of Common Stock subject to each Assumed Warrant was determined by multiplying (A) the number of shares of Private GRI Common Stock that were subject to such Private GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Common Stock; (iii) the per share exercise price for the Common Stock issuable upon exercise of each Assumed Warrant was determined by dividing (A) the exercise price per share of the Private GRI Common Stock subject to such Private GRI Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.
(d)The Bridge Warrants were exchanged for warrants (the “Exchange Warrants”) to purchase an aggregate of 421,589 shares of Company Common Stock. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $14.73 per share.
(e)All rights with respect to Private GRI restricted stock awards were assumed by the Company and converted into Company restricted stock awards with the number of shares subject to each restricted stock award multiplied by the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Common Stock. The term, exercisability, vesting schedule and other provisions of the Private GRI restricted stock awards otherwise remained unchanged.

Equity Financing
Securities Purchase Agreement (Bridge Financing)
In connection with signing the Merger Agreement, Private GRI entered into a Securities Purchase Agreement, dated as of December 13, 2022 (the “Bridge SPA”) with the selling stockholder (the “Investor”), pursuant to which, among other things, the Investor purchased, and Private GRI issued, senior secured notes in the aggregate principal amount of up to approximately $3.3 million, in exchange for an aggregate purchase price of up to approximately $2.5 million. In addition, Private GRI issued the Investor warrants to purchase an aggregate of 2,504,980 shares of Private GRI Common Stock (the “Bridge Warrants”). As a result of the Merger, at the Effective Time, the Bridge Warrants were exchanged for the Exchange Warrants. The Exchange Warrants contain substantively similar terms to the Bridge Warrants, and have an initial exercise price equal to $14.73 per share. The exercise price of the Exchange Warrants is subject to adjustment for splits and similar recapitalization events.
Securities Purchase Agreement (Equity Financing)
In addition to the Bridge SPA, in connection with signing the Merger Agreement, the Company, Private GRI and the Investor entered into a Securities Purchase Agreement, dated as of December 13, 2022 (the “Equity SPA”). Pursuant to the Equity SPA, immediately prior to the Closing, Private GRI issued 6,787,219 shares of Private GRI Common Stock (the “Initial Shares”) to the Investor and 27,148,877 shares of Private GRI Common Stock (the “Additional Shares”) into escrow with an escrow agent. At the Closing, pursuant to the Merger, the Initial Shares converted into an aggregate of 253,842 shares of Common Stock and the Additional Shares converted into an aggregate of 1,015,368 shares of Common Stock. On May 8,2023, in accordance with the terms of the Equity SPA, the Company and the Investor authorized the escrow agent to, subject to beneficial ownership limitations, disburse to the Investor all of the shares of Company Common Stock issued in exchange for the Additional Shares (the “Escrow Shares”).
Pursuant to the Equity SPA, the Company issued to the Investor on May 8, 2023 (i) Series A-1 Warrants to purchase 1,269,210 shares of Common Stock with an initial exercise price of $13.51 per share, (ii) Series A-2 Warrants to purchase 1,142,289 shares of Common Stock with an initial exercise price of $14.74 per share, and (iii) Series T Warrants to purchase at an exercise price of $12.28 per share (x) 814,467 shares of Common Stock and (y) upon exercise of the Series T Warrants, an additional amount of Series A-1 Warrants and Series A-2 Warrants, each to purchase 814,467 shares of Common Stock (collectively, the “Equity Warrants”).
Corporate Information
Our principal offices are located at 2223 Avenida De La Playa #208, La Jolla, CA 92037, and our telephone number is (619) 400-1171. Our website address is www.gribio.com. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our Common Stock.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of Common Stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of Common Stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

Common stock offered by the selling stockholder:	Up to 1,142,289 shares of Common Stock underlying the Warrants.

Terms of the offering	The selling stockholder will determine when and how it will sell the Common Stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds:	We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholder. We may receive up to approximately $16,837,339 in aggregate gross proceeds from the exercise of Warrants, if the Warrants are exercised for cash (and not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

Risk factors:	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market Symbol	GRI
The selling stockholder named in this prospectus may offer and sell up to 1,142,289 shares of our common stock.
The selling stockholder is prohibited, subject to certain exceptions, from exercising the Warrants to the extent that immediately prior to or after giving effect to such exercise, the selling stockholder, together with its affiliates and other attribution parties, would own more than 9.99% of the total number of shares of the Company’s common stock then issued and outstanding, which percentage may be increased or decreased at the selling stockholder’s election to a percentage not to exceed 9.99%, provided that any increase will require 61 days’ notice to the Company.
Our common stock is currently listed on The Nasdaq Capital Market under the symbol “GRI”.
Shares of common stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholder of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholder for offer and resale, we are referring to the shares of common stock issued to the selling stockholder in connection with the exercise of warrants issued in the transactions as described above. When we refer to the selling stockholder in this prospectus, we are referring to the selling stockholder identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial, but that could later become material, may also adversely affect our business.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of securities by the selling stockholder pursuant to this prospectus. We may receive up to approximately $16,837,339 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and not a cashless basis), based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

SELLING STOCKHOLDERS
The shares of Common Stock being offered by the selling stockholders are those issued and issuable to the selling stockholders, upon exercise of the Warrants. For additional information regarding the issuances of those shares of Common Stock and the Warrants, see “Prospectus Summary—Equity Financing” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock and the Warrants, the selling stockholders have not had any material relationship with us within the past three years. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock by each of the selling stockholders. Under the terms of the Equity Warrants, a selling stockholder may not exercise the Equity Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock that would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Equity Warrants which have not been exercised. Similarly the Escrow Shares may not be released to the selling stockholder by the escrow agent to the extent such release would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock that would exceed 9.99% of our then outstanding shares of Common Stock following such release. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock and the Equity Warrants, as of May 15, 2023, taking into account the beneficial ownership limitations described above.
The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders. In accordance with the terms of our registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issued and issuable upon exercise of the Warrants, without regard to any limitations on the exercise of the Warrants, and this registration statement registers the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding without giving effect to any limitation on exercise included in the Warrants. The percentage of shares beneficially owned after to the offering in the fourth column (i) is based on [2,918,954] shares of our Common Stock outstanding as of May 15, 2023, (ii) assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus and (iii) takes into account the beneficial ownership limitations described above.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering		Percentage of Shares of Common Stock Owned After Offering if Greater than 1%
Altium Growth Fund, LP	302,006	(1)	1,142,289	302,006	(1)	9.99%
__________________
(1)Represents 197,874 shares of Common Stock held by Altium Growth Fund, LP and 104,132 shares of common stock issuable upon exercise of the Equity Warrants within 60 days after May 15, 2023. Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these shares.

PLAN OF DISTRIBUTION
We are registering the shares of Common Stock issued and issuable upon exercise of the warrants to permit the resale of these shares of Common Stock by the holders of the shares of Common Stock warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.
The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•in the over-the-counter market;
•in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•through the writing of options, whether such options are listed on an options exchange or otherwise;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales;
•sales pursuant to Rule 144;
•broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.
We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $65,804 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS
The validity of the securities we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., San Diego, California.
EXPERTS
The balance sheets of Vallon Pharmaceuticals, Inc. as of December 31, 2022 and 2021, and the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report includes an explanatory paragraph disclosing substantial doubt about its ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the Commission are available to the public on a website maintained by the Commission located at www.sec.gov. We also maintain a website at www.gribio.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. We include our website address in this prospectus only as an inactive textual reference. Information contained in our website does not constitute a part of this prospectus or our other filings with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the Commission with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the Commission. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the Commission listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:
•our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 24, 2023;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 15, 2023;
•our Current Reports on Form 8-K filed with the Commission on January 11, 2023, March 2, 2023, March 31, 2023, April 4, 2023, April 7, 2023, April 12, 2023, April 21, 2023, April 21, 2023, April 27, 2023, April 27, 2023, and May 26, 2023 (except for the information furnished under Items 2.02 or 7.01 and the exhibits thereto);
•the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 8, 2021, including any amendments or reports filed for the purposes of updating this description., including any amendments or reports filed for the purpose of updating such description; and
•all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such forms that are related to such items) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, provided that all documents “furnished” by the Company to the Commission and not “filed” are not deemed incorporated by reference herein.
We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference. Requests should be addressed to 2223 Avenida De La Playa, #208, La Jolla, California 92037, Attn: Secretary or may be made telephonically at (619) 400-1170.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

GRI BIO, INC.
1,142,289 Shares of Common Stock

                    , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

SEC Registration Fee	$804
Legal Fees and Expenses	$45,000
Accounting Fees and Expenses	$15,000
Printing	$5,000
Miscellaneous	$—
Total	$65,804

Item 15. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
We have adopted provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, our bylaws provide that:
•we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors, and intend to enter into such agreements with our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
Item 16. Exhibits

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference File No.	Date Filed
2.1Δ	Agreement and Plan of Merger, dated as of December 13, 2022, by and among Vallon Pharmaceuticals, Inc., GRI Bio, Inc. and Vallon Merger Sub, Inc.		8-K	001-40034	12/13/2022

2.2	Amendment to Agreement and Plan of Merger, dated as of February 17, 2023, by and among Vallon Pharmaceuticals, Inc., Vallon Merger Sub, Inc., and GRI Bio, Inc.		S-4/A	333-268977	2/24/2023

3.1	Amended and Restated Certificate of Incorporation of the Company.		8-K	001-40034	4/21/2023

3.2	Amended and Restated Bylaws of the Registrant.		8-K/A	001-40034	5/26/2023

3.3	Amendment No. 1 to the Amended and Restated Bylaws of Vallon Pharmaceuticals, Inc., certified as of May 16, 2022.		8-K	001-40034	5/18/2022

4.1	Form of Equity Warrant.		8-K	001-40034	12/13/2022

4.2Δ	Registration Rights Agreement, by and between Vallon Pharmaceuticals, Inc. and the investor party thereto, dated December 13, 2022.		8-K	001-40034	12/13/2022

4.3	Securities Purchase Agreement, by and among Vallon Pharmaceuticals, Inc., GRI Bio, Inc. and the investor party thereto, dated December 13, 2022.		8-K	001-40034	12/13/2022

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X

23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.	X

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in legal opinion filed as Exhibit 5.1).	X

24.1	Power of Attorney (included on signature page).	X

107	Filing fee table.	X

__________________
ΔSchedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.
Item 17. Undertakings
The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of La Jolla, state of California, on May 30, 2023.

GRI BIO, INC.

By:	/s/ W. Marc Hertz
W. Marc Hertz, Ph.D
President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints W. Marc Hertz, Ph.D and Leanne Kelly, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to sign any registration statement for the same offering covered by this registration statement, including post-effective amendments or registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Marc Hertz, Ph.D.	President, Chief Executive Officer and Director	May 30, 2023
W. Marc Hertz, Ph.D	(Principal Executive Officer)

/s/ Leanne Kelly	Chief Financial Officer	May 30, 2023
Leanne Kelly	(Principal Financial and Accounting Officer)

/s/ David Szekeres	Director and Chairperson of the Board	May 30, 2023
David Szekeres

/s/ David Baker	Director	May 30, 2023
David Baker

/s/ Roelof Rongen	Director	May 30, 2023
Roelof Rongen

/s/ Camilla V. Simpson, M.Sc.	Director	May 30, 2023
Camilla V. Simpson, M.Sc.